UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 9, 2020

Ecoark Holdings, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-53361	30-0680177
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5899 Preston Road #505, Frisco, TX	75034
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 479-259-2977

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act: None

Securities registered pursuant to Section 12(g) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	ZEST	OTCQB

Item 1.01 Entry into a Material Definitive Agreement.

On October 9, 2020, Ecoark Holdings, Inc. (the “Company”) and White River SPV 3 LLC, the Company’s subsidiary (“White River SPV”), entered into a Participation Agreement (the “Participation Agreement”) by and among the Company, White River SPV, BlackBrush Oil & Gas, L.P. (“BlackBrush”) and an unrelated privately-held limited liability company (the “Assignor”), to conduct drilling of wells in the Austin Chalk formation.

Pursuant to the Participation Agreement, the Company and White River SPV have agreed, among other things, to fund 100% of the cost, estimated to be approximately $4.7 million, associated with the drilling and completion of an initial deep horizontal well in the Austin Chalk formation. BlackBrush has agreed to assign to the other parties to the Participation Agreement, subject to certain exceptions and limitations specified therein, specified portions of its leasehold working interest in certain Austin Chalk formation units. The Participation Agreement provides for an initial allocation of the working interests and net revenue interests among the assignor, Black Brush and the Company and then a re-allocation upon payout or payment of drilling and completion costs for each well drilled. Following payout, the Company will own 70% of working interest and 52.5% net revenue interest in each well. BlackBrush also agreed to share with the Company certain seismic information relating to other wells in which the Company has no interests.

The Parties to the Participation Agreement, except for the Company, had previously entered into a Joint Operating Agreement, dated September 4, 2020 (the “Operating Agreement”) establishing an area of mutual interest, including the Austin Chalk formation, and governing the parties’ rights and obligations with respect to drilling, completion and operation of wells therein. The Participation Agreement and the Operating Agreement require, among other things, that White River SPV and the Company drill and complete at least one horizontal Austin Chalk well with a certain minimum lateral each calendar year.

In connection with the transactions contemplated by the Participation Agreement, on October 12, 2020 White River SPV entered into an Agreement and Assignment of Oil, Gas and Mineral Lease (the “Lease Assignment”) with the Assignor. Under the Lease Assignment, the Assignor assigned to White River SPV a 100% working interest (75% net revenue interest) in a certain oil and gas lease covering in excess of 400 acres (the “Lease”), and White River SPV paid approximately $600,000 to the Assignor. White River SPV had previously entered into an agreement with the Assignor for the assignment to White River SPV of a 100% working interest in a certain oil and gas lease covering in excess of 1,600 acres in exchange for $1.5 million. See Current Report on Form 8-K filed on September 11, 2020.

Item 3.02 Unregistered Sales of Equity Securities.

In addition to the issuance of the Company’s common stock disclosed in Item 8.01 of the this Current Report on Form 8-K, since June 30, 2020 the Company has issued the following shares of common stock in transactions not registered under the Securities Act of 1933 (the “Securities Act”), which have not been previously reported on a Current Report on Form 8-K:

Date of Transaction	Amount of Shares of Common Stock	Transaction
July 6, 2020	5,411	Exercise of stock options
July 6, 2020	430,000	Conversion of promissory notes assumed in connection with the acquisition of Banner Midstream Corp. on March 27, 2020 (“Banner Acquisition”)
August 4, 2020	68,493	Conversion of promissory notes assumed in connection with the Banner Acquisition
August 29, 2020	100,000	Employment Agreement
September 20, 2020	50,000	Consulting Agreement
September 21, 2020	2,500	Correction of the amount of shares issued in connection with the reverse merger consummated on March 24, 2016
September 29, 2020	459,723	Conversion of promissory notes assumed in connection with the Banner Acquisition

Each issuance of the shares of the Company’s common stock reported above was exempt from registration as a transaction not involving a public offering pursuant to Section 4(a)(2) of the Securities Act.

The information contained in Item 8.01 of this Current Report on Form 8-K regarding the issuance of the Company’s common stock pursuant to the Asset Purchase Agreements is incorporated herein by reference.

Item 8.01 Other Events.

On September 30, 2020, the Company and White River Energy, LLC (“White River Energy”), a wholly-owned subsidiary of the Company entered into three asset purchase agreements (the “Asset Purchase Agreements”) with privately-held limited liability companies to acquire working interests in the Harry O’Neal oil and gas mineral lease (the “O’Neal OGML”), the related well bore, crude oil inventory and equipment. Immediately prior to the acquisition, White River Energy owned an approximately 61% working interest in the O’Neal OGML oil well and a 100% working interest in any future wells.

As consideration under the Asset Purchase Agreements, the Company issued to the sellers a total of 340,909 shares of its common stock, par value $0.001 per share, with the aggregate fair market value of $750,000. The issuance of the shares of Company’s common stock as consideration pursuant to the Asset Purchase Agreements was exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act and Rule 506(b) promulgated thereunder. The sellers under the Asset Purchase Agreements represented to the Company that they acquired the common stock without a view to distribution and that they were accredited investors within the meaning of Rule 501 promulgated under the Securities Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

October 15, 2020	Ecoark Holdings, Inc.

	By:	/s/ Randy S. May
Randy S. May Chief Executive Officer